Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

John Conley, Public Relations
703.460.5996
John.Conley@webmethods.com

Christopher Martin, Investor Relations
703.460.6609
Christopher.Martin@webmethods.com

WEBMETHODS NAMES MARK WABSCHALL CHIEF FINANCIAL OFFICER

FAIRFAX, Va. – October 28, 2005 – webMethods, Inc. (Nasdaq: WEBM), a leading provider of business integration and optimization software, today announced that Mark Wabschall has been appointed Chief Financial Officer. Mr. Wabschall, who currently serves as webMethods’ Senior Vice President, Finance and Chief Accounting Officer, will assume the position of Chief Financial Officer, effective immediately, and continue with his current roles.

“Since becoming webMethods principal accounting and financial officer in May, Mark has been an integral part of our executive management team and has played an important role in our drive towards profitability,” said webMethods’ Chief Executive Officer David Mitchell. “His extensive financial and operational management experience, as well as his previous enterprise software and international experience, make him an ideal fit to lead the webMethods finance organization.”

Mr. Wabschall, is a Certified Public Accountant, and joined the company as Senior Vice President, Finance, in July 2004. Prior to joining webMethods, he served as Vice President, Finance for Innovative Technology Application, Inc., a diversified technology firm. Previously, he held senior financial and operational management positions with the Baan Company, including Senior Vice President of Operations, Vice President of Investor Relations, Vice President of Finance and Chief Financial Officer of the Americas. He also held the positions of Chief Operating Officer and Chief Financial Officer of a major British oilfield services company and served as an audit partner with Arthur Andersen, a major international public accounting firm. Mr. Wabschall holds a B.S. in Business Administration from the Ohio State University.

About webMethods Inc.

webMethods (Nasdaq: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,300 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at http://www.webMethods.com.

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